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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1   )*
                                         ------

                            TELEGEN CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               879-4131 0 2
                     ----------------------------------
                              (CUSIP Number)


   Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) See Rule 13d-7).

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 Pages

----------------------                                       -----------------
CUSIP NO. 879-4131 0 2                13G                    PAGE 2 OF 5 PAGES
----------------------                                       -----------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Crystal, Bonnie A.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     N/A                                                         (a)  / /
                                                                 (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY


-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
     NUMBER OF                (5) SOLE VOTING POWER
      SHARES                      3,353,876
   BENEFICIALLY              --------------------------------------------------
     OWNED BY                 (6) SHARED VOTING POWER
       EACH                       0
    REPORTING                --------------------------------------------------
      PERSON                  (7) SOLE DISPOSITIVE POWER
       WITH                       3,353,876
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              3,353,876
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                              25.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILING OUT

CUSIP NO. 879-4131 0 2                                       Page 3 of 5 Pages
          ------------


ITEM 1.

    (a)   NAME OF ISSUER:  Telegen Corporation

    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          1840 Gateway Drive, Suite 200
          San Mateo, CA 94404

ITEM 2.

    (a)   NAME OF PERSON FILING: Crystal Bonnie A. ("Reporting Person")

    (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          1840 Gateway Drive, Suite 200
          San Mateo, CA 94404

    (c)   CITIZENSHIP: United States of America

    (d)   TITLE OF CLASS OF SECURITIES: Common Stock

    (e)   CUSIP NUMBER:  879-4131 0 2

ITEM 3.  Not Applicable

ITEM 4.

    (a) AMOUNT BENEFICIALLY OWNED: 3,353,876

    (b) PERCENT OF CLASS: 25.6%

    (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

        (i) Sole power to vote or to direct the vote: 3,353,876
       (ii) Shared power to vote or to direct the vote: 0
      (iii) Sole power to dispose or to direct the disposition of: 3,353,876
       (iv) Shared power to dispose or to direct the disposition of: 0

CUSIP NO. 879-4131 0 2                                       Page 4 of 5 Pages
          ------------

ITEM 5.  Not Applicable

ITEM 6.  Not Applicable

ITEM 7.  Not Applicable

ITEM 8.  Not Applicable

ITEM 9.  Not Applicable

CUSIP NO. 879-4131 0 2                                       Page 5 of 5 Pages
          ------------

ITEM 10.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 7, 2001

/s/ BONNIE A. CRYSTAL
---------------------------------
Bonnie A. Crystal